EXHIBIT 99.2

At Xinhua China Ltd.:                                                                 At The Investor Relations Company:
Alex Helmel                                                                               Woody Wallace or Tad Gage
Investor Relations                                                                       (312) 245-2700
info@xinhuachina.com.cn
(604) 681-3864 ■ (800) 884-3864

FOR IMMEDIATE RELEASE

XINHUA CHINA LTD. UPDATES NEWS RELEASE OF MAY 30, 2006

Comments on Pending Acquisition of HDTV Text-Editing Software Company.

June 6, 2006, Beijing – Xinhua China Ltd. (OTCBB: XHUA) today updated its news release of May 30, 2006 that it has acquired the leading Chinese High Definition Television text-editing software company Bear Technology Company Limited.

Xinhua China has not yet closed the Share Purchase Agreement entered into on May 16, 2006 and it has not issued common stock to the shareholders/registered capital owners of Bear Technology.  The companies are in the process of amending the Share Purchase Agreement to restructure the consideration to be paid by Xinhua China as well as the dates for closing and issuance of shares, it said.

The original agreement provided for Xinhua China to acquire all the issued and outstanding shares/registered capital of Bear Technology in exchange for issuing up to 20 million shares of Xinhua China’s common stock, of which 8 million shares were to be issued within 10 business days of the execution of the Share Purchase Agreement and up to 12 million shares issued within 15 business days of the completion of an asset valuation report of Bear Technology, subject to a certain minimum asset valuation and provisions for reduction of shares to be issued if such minimum asset valuation is not met.  These terms are being re-evaluated, Xinhua China said.

About Xinhua China

Xinhua China Ltd. is a US-based holding company with publishing and distribution interests in China.  Through its subsidiary, Xinhua Publications Circulation & Distribution Co., Ltd., the Company holds a national license for distribution of books and other publications in China.

Safe Harbor Statement
This news release may include forward-looking statements within the meaning of section 27a of the UNITED STATES SECURITIES ACT of 1933, as amended, and section 21e of the UNITED STATES SECURITIES and EXCHANGE ACT of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, Xinhua China's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "safe harbor" provisions of the United States private securities litigation reform act of 1995 and involve risks and uncertainties, which could cause actual results to differ materially from those in the forward-looking statements contained herein.

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